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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

November 30, 1999

Siebel Systems, Inc.
1855 South Grant Street
San Mateo, CA 94402

Ladies and Gentlemen:

   You have requested our opinion with respect to certain matters in connection with the filing by Siebel Systems, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, of the resale by the holders thereof of a total of $300,000,000 principal amount 5 1/2 Convertible Subordinated Notes due September 15, 2006 (the "Notes") and the shares of Common Stock issuable upon conversion thereof (the "Shares"). The Notes were issued pursuant to the Indenture dated September 15, 1999 between the Company and Chase Manhattan Bank and Trust Company, National Association (the "Indenture").

   In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to our opinion as to the enforceability of the Notes, we have relied upon the opinion of Sullivan & Cromwell as to matters of New York law.

   Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

   On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, by general principals of equity, and by an implied covenant of good faith, and (ii) upon issuance upon conversion of the Notes in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable.

   We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          Cooley Godward LLP

                                              /s/ Eric C. Jensen
                                          By: _________________________________
                                              Eric C. Jensen